CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of the FSI Low Beta Absolute Return Fund and to the use of our report dated October 26, 2018 on the financial statements and financial highlights of FSI Low Beta Absolute Return Fund. Such financial statements and financial highlights appear in the August 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
December 20, 2018